Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 3rd Quarter Earnings

Tappahannock, VA, Oct. 20, 2006/PR Newswire/ BOE Financial Services of Virginia, Inc.(NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the third quarter of 2006. Net income for the third quarter of 2006 was $706,000, a 12.4% decrease from 2005 third quarter income of $806,000. This decrease in earnings for the third quarter of 2006 compared to the same period in 2005 was primarily the result of an increase of $111,000, or 5.9%, in noninterest expenses.

On June 12, 2006 Bank of Essex opened a new headquarters in Tappahannock. Occupancy and other expenses related to this facility, including one time charges, comprised most of the noninterest expense increase, $93,000, for the third quarter of 2006 compared to the same period in 2005. Also impacting net income in the third quarter of 2006 compared to the same period in 2005 was a $45,000 decrease in net interest income due to competitive interest rates on deposit accounts throughout the market and industry. Offsetting these decreases was a $51,000 increase in noninterest income and a $5,000 decrease in income taxes.

On a year-to-date basis net income was down 2.4%, or $55,000. Net income was $2.210 million for the first nine months of 2006 compared to $2.265 million for the same period in 2005. This decrease in net income was primarily the result of an increase of $328,000, or 6.0%, in noninterest expenses and a $37,000 decrease in securities gains/(losses). Offsetting this decrease in net income was an increase of $182,000 in noninterest income, a $92,000 increase in net interest income, a $25,000 decrease in provision for loan losses and a reduction of $11,000 in income taxes.

President George M. Longest, Jr. stated that “while opening our new headquarters had an immediate impact on earnings, we have created an asset that will provide meaningful state of the art benefits to our shareholders, customers and employees for generations to come.”

Through Bank of Essex, BOE Financial Services of Virginia, Inc. operates six full service banking offices in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. BOE Financial Services of Virginia, Inc. common stock trades on NASDAQ under the symbol BSXT and closed at $32.09 on October, 19, 2006. The Company has $278 million in total assets and offers a broad range of financial services to consumers and business.

Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet

	9/30/2006	9/30/2005	Percent Change
ASSETS
Cash and due from banks	$5,265	$5,679	-7.3%
Securities Available-for-Sale	53,937	54,684	-1.4%
Securities Held-to-Maturity	3,000	3,000	0.0%
Equity Securities, Restricted	1,553	1,188	30.7%
Federal funds sold	6,016	—
Loans held for sale	96	218	-56.0%
Loans, net	187,354	177,868	5.3%
Premises and fixed assets	10,530	6,337	66.2%
Intangible assets	556	682	-18.5%
Other assets	9,663	9,776	-1.2%

Total assets	$277,970	$259,432	7.1%

LIABILITIES
Deposits
Non-interest bearing	$29,815	$29,495	1.1%
Interest bearing	202,276	188,221	7.5%

Total deposits	232,091	217,716	6.6%
Federal funds purchased	—	5,083
Federal Home Loan Bank advances	12,000	5,000	140.0%
Other liabilities	1,654	1,360	21.6%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	$249,869	$233,283	7.1%

EQUITY CAPITAL
Common stock	$6,019	$5,979	0.7%
Surplus	5,386	5,195	3.7%
Retained earnings	16,814	14,679	14.5%
Accumulated other comprehensive income (loss)	(118)	296	-139.9%

Total equity capital	$28,101	$26,149	7.5%

Total liabilities and equity capital	$277,970	$259,432	7.1%

	For the quarter ended 9/30/2006	For the quarter ended 9/30/2005	Percent Change
Income Statement
Interest income	$4,306	$3,777	14.0%
Interest expense	1,817	1,243	46.2%

Net interest income	$2,489	$2,534	-1.8%
Provision for loan losses	—	—

Net interest income after provision for loan losses	$2,489	$2,534	-1.8%

Noninterest income	$451	$400	12.8%
Noninterest expense	1,999	1,888	5.9%
Income taxes	235	240	-2.1%

Net income	$706	$806	-12.4%

Earnings per share, fully diluted	$0.58	$0.67	-13.4%

	Nine months ended 9/30/2006	Nine months ended 9/30/2005	Percent Change
Income Statement
Interest income	$12,510	$10,653	17.4%
Interest expense	4,959	3,194	55.3%

Net interest income	$7,551	$7,459	1.2%
Provision for loan losses	125	150	-16.7%

Net interest income after provision for loan losses	$7,426	$7,309	1.6%

Noninterest income	$1,315	$1,133	16.1%
Securities gains (losses)	(29)	8	-462.5%
Noninterest expense	5,830	5,502	6.0%
Income taxes	672	683	-1.6%

Net income	$2,210	$2,265	-2.4%

Earnings per share, fully diluted	$1.83	$1.88	-2.7%
Tangible book value per share	$22.92	$21.30	7.6%